As Filed Pursuant to Rule 424(b)(3)
Registration No. 333-135876
(AIG LOGO)
American International Group, Inc.
Offer to Exchange
$1,000,000,000 6.25% Notes Due 2036
For Any and All Outstanding
6.25% Notes Due 2036

THIS EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M.,
NEW YORK CITY TIME, ON AUGUST 23, 2006, UNLESS
EXTENDED BY US

          The terms of the new notes are substantially identical to the terms of the old notes, except that the new notes are registered under the Securities Act of 1933 (the “Securities Act”) and the transfer restrictions and registration rights and related additional interest provisions currently applicable to the old notes do not apply to the new notes.

            See “Risk Factors” on page 4 for a discussion of factors you should consider before tendering your old notes for new notes.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 25, 2006

      Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to the “Company”, “AIG”, “we”, “our”, “us” and similar references mean American International Group, Inc. and its subsidiaries.
      You should rely only on the information contained in this prospectus or information contained in documents incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. This prospectus is an offer to exchange only the notes offered by this prospectus and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is accurate only as of its date.
CAUTIONARY STATEMENT REGARDING PROJECTIONS
AND OTHER INFORMATION ABOUT FUTURE EVENTS
      This prospectus and the documents incorporated herein by reference, as well as other publicly available documents, may include, and AIG’s officers and representatives may from time to time make, projections concerning financial information and statements concerning future economic performance and events, plans and objectives relating to management, operations, products and services, and assumptions underlying these projections and statements. These projections and statements are not historical facts but instead represent only AIG’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside AIG’s control. These projections and statements may address, among other things, the status and potential future outcome of the current regulatory and civil proceedings against AIG and their potential effect on AIG’s businesses, financial position, results of operations, cash flows and liquidity, the effect of the credit rating downgrades on AIG’s businesses and competitive position, the unwinding and resolving of various relationships between AIG and C.V. Starr & Co., Inc. and Starr International Company, Inc. and AIG’s strategy for growth, product development, market position, financial results and reserves. It is possible that AIG’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these projections and statements. Factors that could cause AIG’s actual results to differ, possibly materially, from those in the specific projections and statements are discussed throughout Management’s Discussion and Analysis of Financial Condition and Results of Operations in Item 7, Part II of AIG’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2005 and “Risk Factors” in Item 1A, Part I of AIG’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and in AIG’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2006. AIG is not under any obligation (and expressly disclaims any such obligations) to update or alter any projection or other statement, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.

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WHERE YOU CAN FIND MORE INFORMATION
      AIG is required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (SEC). These reports, proxy statements and other information can be inspected and copied at:

SEC Public Reference Room
100 F Street, N.E., Room 1580
Washington, D.C. 20549
      Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. AIG’s filings are also available to the public through:

•	The SEC web site at http://www.sec.gov

•	The New York Stock Exchange, 20 Broad Street, New York, New York 10005
      AIG’s common stock is listed on the NYSE and trades under the symbol “AIG”.
      AIG has filed with the SEC a registration statement on Form S-4 relating to the notes. This prospectus is part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document, please be aware that the reference is not necessarily complete and that you should refer to the exhibits that are part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C. as well as through the SEC’s internet site noted above.
      The SEC allows AIG to “incorporate by reference” the information AIG files with the SEC, which means that AIG can disclose important information to you by referring to those documents. The information incorporated by reference in this prospectus is considered to be part of this prospectus. Any reports filed by AIG with the SEC after the date of this prospectus and until the exchange offer is completed will automatically update, and where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus. AIG incorporates by reference into this prospectus the documents listed below and any filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the time of initial filing of the registration statement (or post-effective amendment) and before effectiveness of the registration statement (or post-effective amendment), and after the date of this prospectus and until the exchange offer is completed.

(1)	Annual Report on Form 10-K/A for the fiscal year ended December 31, 2005.

(2)	Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

(3)	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2006.

(4)	Quarterly Reports on Form 10-Q/A for the quarterly periods ended June 30, 2005 and March 31, 2005.

(5)	Current Reports on Form 8-K, filed on July 21, 2006, May 22, 2006, February 13, 2006, February 9, 2006, January 19, 2006, January 13, 2006 and January 9, 2006.

(6)	Current Report on Form 8-K/A, filed on June 19, 2006.

(7)	Proxy Statement, dated April 5, 2006.
      AIG will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all of the reports or documents referred to above that have been incorporated by reference into this prospectus excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You can request those documents from AIG’s Director of Investor Relations, 70 Pine Street, New York, New York 10270, telephone 212-770-6293, or you may obtain them from AIG’s corporate website at www.aigcorporate.com. Except for

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the documents specifically incorporated by reference into this prospectus, information contained on AIG’s website or that can be accessed through its website does not constitute a part of this prospectus. AIG has included its website address only as an inactive textual reference and does not intend it to be an active link to its website.
      In order to ensure timely delivery of the requested documents, requests should be made no later than August 16, 2006. In the event that we extend the exchange offer, you must submit your request at least five business days before the expiration date, as extended.

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PROSPECTUS SUMMARY
      The following summary highlights selected information from this prospectus and does not contain all of the information that you should consider before participating in this exchange offer. You should read the entire prospectus, the accompanying letter of transmittal and documents incorporated by reference carefully.
American International Group, Inc.
      AIG, a Delaware corporation, is a holding company which, through its subsidiaries, is engaged in a broad range of insurance and insurance-related activities in the United States and abroad. AIG’s principal executive offices are located at 70 Pine Street, New York, New York 10270, and its telephone number is 212-770-7000. The Internet address for AIG’s corporate website is www.aigcorporate.com. Except for the documents referred to under “Where You Can Find More Information” which are specifically incorporated by reference into this prospectus, information contained on AIG’s website or that can be accessed through its website does not constitute a part of this prospectus. AIG has included its website address only as an inactive textual reference and does not intend it to be an active link to its website.
The Exchange Offer

The Exchange Offer	AIG is offering to exchange up to $1,000,000,000 principal amount of its new notes which have been registered under the Securities Act for a like principal amount of its old notes. You may tender old notes only in minimum denominations of $100,000 and integral multiples of $1,000 in excess thereof. You should read the discussion under the heading “The Exchange Offer” below for further information about the exchange offer and resale of the new notes.

Expiration Date	5:00 p.m., New York City time, on August 23, 2006, unless AIG extends the exchange offer.

Resale of New Notes	Based on interpretive letters of the SEC staff to third parties, AIG believes that you may resell and transfer the new notes issued pursuant to the exchange offer in exchange for old notes without compliance with the registration and prospectus delivery provisions of the Securities Act, if you:

• are not a broker-dealer that acquired the old notes from AIG or in market-making transactions;

• acquire the new notes in the ordinary course of your business;

• do not have an arrangement or understanding with any person to participate in the distribution of the new notes; and

• are not AIG’s affiliate as defined under Rule 405 under the Securities Act of 1933.

If you fail to satisfy any of these conditions, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the new notes.

Broker-dealers that acquired old notes directly from AIG, but not as a result of market-making activities or other trading activities, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the new notes.

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer in exchange for old notes that it acquired as a result of market-making or other trading activities must deliver a prospectus in connection with any resale of the new notes and provide AIG with a signed acknowledgement of this obligation.

Consequences If You Do Not Exchange Your Old Notes	Old notes that are not tendered in the exchange offer or are not accepted for exchange will continue to bear legends restricting their transfer. You will not be able to offer or sell the old notes unless:

• an exemption from the requirements of the Securities Act is available to you; or

• you sell the old notes outside the United States in accordance with Regulation S under the Securities Act.

Conditions to the Exchange Offer	The exchange offer is subject to certain conditions, which AIG may waive, as described below under “The Exchange Offer — Conditions to the Exchange Offer.”

Procedures for Tendering Old Notes	If you wish to accept the exchange offer, the following must be delivered to the exchange agent:

• an agent’s message from The Depository Trust Company, which we refer to as DTC, stating that the tendering participant agrees to be bound by the letter of transmittal and the terms of the exchange offer;

• your old notes by timely confirmation of book-entry transfer through DTC; and

• all other documents required by the letter of transmittal.

These actions must be completed before the expiration of the exchange offer.

You must comply with DTC’s standard procedures for electronic tenders, by which you will agree to be bound by the letter of transmittal.

Guaranteed Delivery Procedures for Tendering Old Notes	If you cannot meet the expiration deadline, deliver any necessary documentation or comply with the applicable procedures under DTC standard operating procedures for electronic tenders in a timely fashion, you may tender your old notes according to the guaranteed delivery procedures set forth under “The Exchange Offer — Guaranteed Delivery Procedures.”

Withdrawal Rights	You may withdraw your tender of old notes any time before the exchange offer expires.

Tax Consequences	The exchange pursuant to the exchange offer generally will not be a taxable event for U.S. federal income tax purposes. See “Important Federal Income Tax Considerations.”

Use of Proceeds	AIG will not receive any proceeds from the exchange or the issuance of new notes in connection with the exchange offer.

Exchange Agent	The Bank of New York is serving as exchange agent in connection with the exchange offer. The address and telephone number of the exchange agent are set forth under “The Exchange Offer — Exchange Agent.”

The New Notes

Issuer	The new notes will be the obligations of AIG.

The New Notes	$1,000,000,000 of 6.25% Notes Due 2036.

The form and terms of the new notes are the same as the form and terms of the old notes, except that:

• the new notes will be registered under the Securities Act and will therefore not bear legends restricting their transfer; and

• the new notes will not contain provisions for payment of additional interest in case of non-registration.

The same indenture, as supplemented on May 15, 2003, September 30, 2005 and April 20, 2006, will govern both the old notes and the new notes. You should read the discussion under the heading “Description of the New Notes” below for further information about the new notes.

Maturity Date	May 1, 2036.

Interest Payment Dates	May 1 and November 1, commencing on November 1, 2006.

Optional Redemption	Like the old notes, the new notes are redeemable at the option of AIG at any time, in whole or in part at the redemption prices described under “Description of the New Notes — Optional Redemption” below.

Ranking	Like the old notes, the new notes will be unsecured obligations of AIG and will rank equally with all other unsecured and unsubordinated and senior indebtedness of AIG.

Further Issues	AIG may create and issue further notes ranking equally and ratably with the new notes in all respects, so that those further notes would be consolidated and form a single series with the new notes.

Trustee	The Bank of New York

RISK FACTORS
      Before tendering old notes in the exchange offer, you should consider carefully each of the following risks and all other information contained in this prospectus. See “Risk Factors” in AIG’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2006 for a discussion of additional risk factors related to AIG.
If you fail to exchange the old notes, they will remain subject to transfer restrictions
      Any old notes that remain outstanding after this exchange offer will continue to be subject to restrictions on their transfer. After this exchange offer, holders of old notes will not have any further rights to have their old notes exchanged for new notes or registered under the Securities Act. The liquidity of the market for old notes that are not exchanged could be adversely affected by this exchange offer and you may be unable to sell your old notes.
Late deliveries of old notes and other required documents could prevent a holder from exchanging its old notes
      Noteholders are responsible for complying with all exchange offer procedures. The issuance of new notes in exchange for old notes will only occur upon completion of the procedures described in this prospectus under “The Exchange Offer.” Therefore, holders of old notes who wish to exchange them for new notes should allow sufficient time for timely completion of the exchange procedure. Neither we nor the exchange agent are obligated to extend the offer or notify you of any failure to follow the proper procedure.
If you are a broker-dealer, your ability to transfer the new notes may be restricted
      A broker-dealer that purchased old notes for its own account as part of market-making or trading activities must deliver a prospectus when it sells the new notes. Our obligation to make this prospectus available to broker-dealers is limited. Consequently, we cannot guarantee that a proper prospectus will be available to broker-dealers wishing to resell their new notes.
There has not been, and there may not be, a public market for the new notes
      The new notes are a new issuance of securities. There can be no assurance as to the development of any market or the liquidity of any market that may develop for the new notes. The liquidity of, and trading markets for, the new notes may also be adversely affected by general economic conditions and by our financial performance.
USE OF PROCEEDS
      We will not receive any proceeds from the exchange offer. In consideration for issuing the new notes, we will receive old notes from you in the same principal amount. The old notes surrendered in exchange for the new notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the new notes will not result in any change in our indebtedness.
CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES
      The following table sets forth the historical ratios of earnings to fixed charges of AIG and its consolidated subsidiaries for the periods indicated. For more information on our consolidated ratios of earnings to fixed charges, see our Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and our Quarterly

Report on Form 10-Q for the quarterly period ended March 31, 2006, both of which are incorporated by reference into this prospectus as described under “Where You Can Find More Information.”

Three Months
Ended
March 31,		Year Ended December 31,

2006	2005	2005	2004	2003	2002	2001

3.44	4.22	3.01	3.42	3.03	2.55	2.02
Earnings represent:

•	Income from operations before income taxes and adjustments for minority interest, cumulative effect of accounting changes, less income/loss from equity investees plus

•	Fixed charges other than capitalized interest

•	Amortization of capitalized interest

•	The distributed income of equity investees
less

•	The minority interest in pre-tax income of subsidiaries that do not have fixed charges.
Fixed charges include:

•	Interest, whether expensed or capitalized

•	Amortization of debt issuance costs

•	One-third of rental expense. Our management believes this is representative of the interest factor.
As of the date of this prospectus, we have no preferred stock outstanding.
THE EXCHANGE OFFER
      The following summary of the exchange and registration rights agreement and letter of transmittal is not complete and is subject to, and is qualified in its entirety by, all of the provisions of the exchange and registration rights agreement and the letter of transmittal, each of which is filed as an exhibit to the registration statement of which this prospectus is part.
Purpose and Effect of Exchange Offer; Registration Rights
      We are offering to exchange our 6.25% Notes Due 2036, which have been registered under the Securities Act and which we refer to as the new notes, for our outstanding 6.25% Notes Due 2036, which have not been so registered and which we refer to as the old notes. We refer to this exchange offer as the exchange offer.
      The old notes were purchased by J.P. Morgan Securities Inc., Banc of America Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, whom we refer to as the initial purchasers, on April 20, 2006 for resale to qualified institutional buyers in compliance with Rule 144A under the Securities Act and outside of the United States in compliance with Regulation S under the Securities Act. In connection with the sale of the old notes, we and the initial purchasers entered into an exchange and registration rights agreement, dated April 20, 2006, which requires us, among other things,

•	to file with the SEC an exchange offer registration statement under the Securities Act with respect to new notes identical in all material respects to the old notes, to use commercially reasonable efforts to cause this registration statement to be declared effective under the Securities Act and to make an exchange offer for the old notes as discussed below, or

•	in very limited circumstances to register the old notes on a shelf registration statement under the Securities Act.
      We are obligated, upon the effectiveness of the exchange offer registration statement referred to above, to offer the holders of the old notes the opportunity to exchange their old notes for a like principal amount of new notes which will be issued without a restrictive legend and may be reoffered and resold by the holder generally without restrictions or limitations under the Securities Act. The exchange offer is being made pursuant to the exchange and registration rights agreement to satisfy our obligations under that agreement.
      The old notes and the exchange and registration rights agreement provide, among other things, that if we default in our obligations to take certain steps to make the exchange offer within the time periods specified in the notes and registration rights agreement the interest rate on the old notes will initially increase by .125% and after 90 days (if the default continues) by .25%, the maximum additional annual interest rate, until the default is remedied.
      Under the terms of the old notes and the registration rights agreement, additional interest accrues on the old notes until the exchange offer is completed. However, once the exchange offer is completed, no additional interest will accrue on any old note.
Terms of the Exchange Offer
      For each of the old notes properly surrendered and not withdrawn before the expiration date of the exchange offer, a new note having a principal amount equal to that of the surrendered old note will be issued.
      The form and terms of the new notes will be the same as the form and terms of the old notes except that:

•	the new notes will be registered under the Securities Act and, therefore, the global securities representing the new notes will not bear legends restricting the transfer of interests in the new notes; and

•	the new notes will not contain provisions for payment of additional interest in case of non-registration.
      You may tender old notes only in minimum denominations of $100,000 and integral multiples of $1,000 in excess thereof.
      The new notes will evidence the same indebtedness as the old notes they replace, and will be issued under, and be entitled to the benefits of, the same indenture that authorized the issuance of the old notes. As a result, the old notes and the respective replacement new notes will be treated as a single series of notes under the indenture.
      No interest will be paid in connection with the exchange. The new notes will bear interest from and including the last interest payment date on which interest has been paid on the old notes. Accordingly, the holders of old notes that are accepted for exchange will not receive accrued but unpaid interest on old notes at the time of tender. Rather, that interest will be payable on the new notes delivered in exchange for the old notes on the first interest payment date after the expiration date.
      We intend to conduct the exchange offer in accordance with the provisions of the exchange and registration rights agreement and the applicable requirements of the Securities Exchange Act of 1934 and the related rules and regulations of the SEC thereunder.
      Under existing SEC interpretations, the new notes would generally be freely transferable after the exchange offer without further registration under the Securities Act, except that broker-dealers receiving the new notes in the exchange offer will be subject to a prospectus delivery requirement with respect to their resale. This view is based on interpretations by the staff of the SEC in no-action letters issued to other issuers in exchange offers like this one. We have not, however, asked the SEC to consider this particular exchange offer in the context of a no-action letter. Therefore, the SEC might not treat it in the same way it has treated other exchange offers in the past. You will be relying on the no-action letters that the SEC has issued to third parties in circumstances that we believe are similar to ours. Based on these no-action letters, the following conditions must be met:

•	you must not be a broker-dealer that acquired the old notes from us or in market-making transactions;

•	you must acquire the new notes in the ordinary course of your business;

•	you must have no arrangements or understandings with any person to participate in the distribution of the new notes within the meaning of the Securities Act; and

•	you must not be an affiliate of ours, as defined in Rule 405 of the Securities Act.
      If you wish to exchange old notes for new notes in the exchange offer you must represent to us that you satisfy all of the above listed conditions. If you do not satisfy all of the above listed conditions:

•	you cannot rely on the position of the SEC set forth in the no-action letters referred to above; and

•	you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the new notes.
      The SEC considers broker-dealers that acquired old notes directly from us, but not as a result of market-making activities or other trading activities, to be making a distribution of the new notes if they participate in the exchange offer. Consequently, these broker-dealers must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the new notes.
      A broker-dealer that has bought old notes for market-making or other trading activities must deliver a prospectus in order to resell any new notes it receives for its own account in the exchange offer. The SEC has taken the position that broker-dealers may fulfill their prospectus delivery requirements with respect to the new notes by delivering the prospectus contained in the registration statement for the exchange offer. This prospectus may be used by a broker-dealer to resell any of its new notes. We have agreed in the exchange and registration rights agreement to send a prospectus to any broker-dealer that requests copies in the notice and questionnaire included in the letter of transmittal accompanying the prospectus for a period of up to 30 days after the date of expiration of this exchange offer.
      Unless you are required to do so because you are a broker-dealer, you may not use this prospectus for an offer to resell, resale or other retransfer of new notes. We are not making this exchange offer to, nor will we accept tenders for exchange from, holders of old notes in any jurisdiction in which the exchange offer or the acceptance of it would not be in compliance with the securities or blue sky laws of that jurisdiction.
Expiration Date; Extensions; Amendments
      The expiration date for the exchange offer is 5:00 p.m., New York City time, on August 23, 2006. We may extend this expiration date in our sole discretion. If we so extend the expiration date, the term “expiration date” shall mean the latest date and time to which we extend the exchange offer.
      We reserve the right, in our sole discretion:

•	to delay accepting any old notes;

•	to extend the exchange offer;

•	to terminate the exchange offer if, in our sole judgment, any of the conditions described below under “— Conditions to the Exchange Offer” shall not have been satisfied; or

•	to amend the terms of the exchange offer in any way we determine is advantageous to holders of the old notes or which is not a material change to the terms of the exchange offer.
      We will give oral or written notice of any delay, extension or termination to the exchange agent. In addition, we will give, as promptly as practicable, oral or written notice regarding any delay in acceptance, extension or termination of the offer to the registered holders of old notes. If we amend the exchange offer in a manner that we determine to constitute a material change, or if we waive a material condition, we will promptly disclose the amendment or waiver in a manner reasonably calculated to inform the holders of old notes of the amendment or waiver, and extend the offer if required by law.
      We intend to make public announcements of any delay in acceptance, extension, termination, amendment or waiver regarding the exchange offer through a timely release to a financial news service.
Conditions to the Exchange Offer
      We will not be required to accept for exchange, or exchange new notes for, any old notes, and we may terminate the exchange offer as provided in this prospectus before the acceptance of the old notes, if:

•	any law, rule or regulation shall have been proposed, adopted or enacted, or interpreted in a manner, which, in our judgment, would impair our ability to proceed with the exchange offer;

•	any action or proceeding is instituted or threatened in any court or by the SEC or any other governmental agency with respect to the exchange offer which, in our judgment, would impair our ability to proceed with the exchange offer;

•	we have not obtained any governmental approval which we, in our sole discretion, consider necessary for the completion of the exchange offer as contemplated by this prospectus;

•	any change, or any condition, event or development involving a prospective change, shall have occurred or be threatened in the general economic, financial, currency exchange or market conditions in the United States or elsewhere that, in our judgment, would impair our ability to proceed with the exchange offer;

•	any other change or development, including a prospective change or development, that, in our judgment, has or may have a material adverse effect on us, the market price of the new notes or the old notes or the value of the exchange offer to us; or

•	there shall have occurred (i) any suspension or limitation of trading in securities generally on the New York Stock Exchange or the over-the-counter market; (ii) a declaration of a banking moratorium by United States Federal or New York authorities; or (iii) a commencement or escalation of a war or armed hostilities involving or relating to a country where we do business or other international or national emergency or crisis directly or indirectly involving the United States.
      The conditions listed above are for our sole benefit and we may assert them regardless of the circumstances giving rise to any of these conditions. We may waive these conditions in our sole discretion in whole or in part at any time and from time to time. A failure on our part to exercise any of the above rights shall not constitute a waiver of that right, and that right shall be considered an ongoing right which we may assert at any time and from time to time.
      If we determine in our sole discretion that any of the events listed above has occurred, we may, subject to applicable law:

•	refuse to accept any old notes and return all tendered old notes to the tendering holders;

•	extend the exchange offer and retain all old notes tendered before the expiration of the exchange offer, subject, however, to the rights of holders to withdraw these old notes; or

•	waive unsatisfied conditions relating to the exchange offer and accept all properly tendered old notes which have not been withdrawn.
      Any determination by us concerning the above events will be final and binding.
      In addition, we reserve the right in our sole discretion to:

•	purchase or make offers for any old notes that remain outstanding subsequent to the expiration date; and

•	purchase old notes in the open market, in privately negotiated transactions or otherwise.

      The terms of any such purchases or offers may differ from the terms of the exchange offer.
Procedures For Tendering
      Except in limited circumstances, only a DTC participant listed on a DTC securities position listing with respect to the old notes may tender old notes in the exchange offer. To tender old notes in the exchange offer:

•	you must instruct DTC and a DTC participant by completing the form “Instruction to Registered Holder From Beneficial Owner” accompanying this prospectus of your intention whether or not you wish to tender your old notes for new notes; or

•	you must comply with the guaranteed delivery procedures described below; and

•	DTC participants in turn need to follow the procedures for book-entry transfer as set forth below under “— Book-Entry Transfer” and in the letter of transmittal.
      By tendering, you will make the representations described below under “— Representations on Tendering Old Notes.” In addition, each participating broker-dealer must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. See “Plan of Distribution.” The tender by a holder of old notes will constitute an agreement between that holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.
      The method of delivery of old notes, the letter of transmittal and all other required documents or transmission of an agent’s message, as described under “— Book-Entry Transfer,” to the exchange agent is at the election and risk of the tendering holder of old notes. Instead of delivery by mail, we recommend that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery to the exchange agent prior to the expiration of the exchange offer. No letter of transmittal or old notes should be sent to us or DTC. Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent.
      Signatures on a letter of transmittal or a notice of withdrawal, as described in “— Withdrawal of Tenders” below, must be guaranteed by a member of the New York Stock Exchange Medallion Signature Program or an “eligible guarantor institution,” within the meaning of Rule 17Ad-15 under the Exchange Act, which we refer to together as eligible institutions, unless the old notes are tendered for the account of an eligible institution.
      We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, and acceptance and withdrawal of tendered old notes. We reserve the absolute right to reject any and all old notes not properly tendered or any old notes whose acceptance by us would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to any particular old notes either before or after the expiration date. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, holders must cure any defects or irregularities in connection with tenders of old notes within a period we determine. Although we intend to request the exchange agent to notify holders of defects or irregularities relating to tenders of old notes, neither we, the exchange agent nor any other person will have any duty or incur any liability for failure to give this notification. We will not consider tenders of old notes to have been made until these defects or irregularities have been cured or waived. The exchange agent will return any old notes that are not properly tendered and as to which the defects or irregularities have not been cured or waived to the tendering holders, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.
Book-Entry Transfer
      We understand that the exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the old notes at DTC for the purpose of facilitating the exchange offer. Any financial institution that is a participant in DTC’s system may make book-entry delivery of old notes by causing DTC to transfer such old notes into the exchange agent’s DTC account in accordance with DTC’s electronic Automated Tender Offer Program procedures for such transfer. The exchange of new notes for tendered old notes will only be made after timely:

•	confirmation of book-entry transfer of the old notes into the exchange agent’s account; and

•	receipt by the exchange agent of an executed and properly completed letter of transmittal or an “agent’s message” and all other required documents specified in the letter of transmittal.
      The confirmation, letter of transmittal or agent’s message and any other required documents must be received at the exchange agent’s address listed below under “— Exchange Agent” on or before 5:00 p.m., New York time, on the expiration date of the exchange offer, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under those procedures.
      As indicated above, delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent.
      The term “agent’s message” means a message, transmitted by DTC and received by the exchange agent and forming part of the confirmation of a book-entry transfer, which states that DTC has received an express acknowledgment from a participant in DTC tendering old notes stating:

•	the aggregate principal amount of old notes which have been tendered by the participant;

•	that such participant has received an appropriate letter of transmittal and agrees to be bound by the terms of the letter of transmittal and the terms of the exchange offer; and

•	that we may enforce such agreement against the participant.
      Delivery of an agent’s message will also constitute an acknowledgment from the tendering DTC participant that the representations contained in the letter of transmittal and described below under “Representations on Tendering Old Notes” are true and correct.
Guaranteed Delivery Procedures
      The following guaranteed delivery procedures are intended for holders who wish to tender their old notes but:

•	the holders cannot deliver the letter of transmittal or any required documents specified in the letter of transmittal before the expiration date of the exchange offer; or

•	the holders cannot complete the procedure under DTC’s standard operating procedures for electronic tenders before expiration of the exchange offer.
      The conditions that must be met to tender old notes through the guaranteed delivery procedures are as follows:

•	the tender must be made through an eligible institution;

•	before expiration of the exchange offer, the exchange agent must receive from the eligible institution either a properly completed and duly executed notice of guaranteed delivery in the form accompanying this prospectus, by facsimile transmission, mail or hand delivery, or a properly transmitted agent’s message in lieu of notice of guaranteed delivery:

•	setting forth the name and number of the account at DTC and the principal amount of old notes tendered;

•	stating that the tender is being made by guaranteed delivery;

•	guaranteeing that, within three business days after expiration of the exchange offer, the letter of transmittal, or facsimile of the letter of transmittal, or an agent’s message and a confirmation of a book-entry transfer of the old notes into the exchange agent’s account at DTC, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•	the exchange agent must receive the properly completed and executed letter of transmittal, or facsimile of the letter of transmittal or an agent’s message in the case of a book-entry transfer, as well as a confirmation of book-entry transfer of the old notes into the exchange agent’s account, and any other documents required by the letter of transmittal, within three business days after expiration of the exchange offer.
      Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their old notes according to the guaranteed delivery procedures set forth above.
Representations on Tendering Old Notes
      By surrendering old notes in the exchange offer, you will be representing that, among other things:

•	you are acquiring the new notes issued in the exchange offer in the ordinary course of your business;

•	you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate, in the distribution of the new notes issued to you in the exchange offer;

•	you are not an affiliate, as defined in Rule 405 under the Securities Act, of AIG;

•	you have full power and authority to tender, exchange, assign and transfer the old notes tendered;

•	we will acquire good, marketable and unencumbered title to the old notes being tendered, free and clear of all security interests, liens, restrictions, charges, encumbrances, or other obligations relating to their sale or transfer, and not subject to any adverse claim when the old notes are accepted by us; and

•	you acknowledge and agree that if you are a broker-dealer registered under the Exchange Act or you are participating in the exchange offer for the purposes of distributing the new notes, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale of the new notes, and you cannot rely on the position of the SEC’s staff in their no-action letters.
      If you are a broker-dealer and you will receive new notes for your own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities, you will be required to acknowledge in the letter of transmittal that you will deliver a prospectus in connection with any resale of the new notes. The letter of transmittal states that, by delivering a prospectus, a broker-dealer will not be deemed to be an “underwriter” within the meaning of the Securities Act. See also “Plan of Distribution.”
Withdrawal of Tenders
      Your tender of old notes pursuant to the exchange offer is irrevocable except as otherwise provided in this section. You may withdraw tenders of old notes at any time prior to 5:00 p.m., New York time, on the expiration date.
      For a withdrawal to be effective for DTC participants, holders must comply with their respective standard operating procedures for electronic tenders and the exchange agent must receive an electronic notice of withdrawal from DTC.
      Any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of DTC. We will determine in our sole discretion all questions as to the validity, form and eligibility, including time of receipt, for such withdrawal notices, and our determination shall be final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no new notes will be issued with respect to them unless the old notes so withdrawn are validly retendered. Any old notes which have been tendered but which are not accepted for exchange will be returned to the holder without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be re-tendered by following the procedures described above under “— Procedures For Tendering” at any time prior to the expiration date.

Exchange Agent
      We have appointed The Bank of New York as exchange agent in connection with the exchange offer. Holders should direct questions, requests for assistance and for additional copies of this prospectus, the letter of transmittal or notices of guaranteed delivery to the exchange agent addressed as follows:

By Mail, Hand Delivery or Overnight Courier:
The Bank of New York
Corporate Trust Operations
Reorganization Unit
101 Barclay Street - 7E
New York, NY 10286
Attention: Ms. Diane Amoroso
Telephone: (212) 815-6331	By Facsimile Transmission: (212) 298-1915 Attention: Ms. Diane Amoroso Confirm by telephone: (212) 815-6331
      Delivery of a letter of transmittal to any address or facsimile number other than the one set forth above will not constitute a valid delivery.
Fees and Expenses
      We will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for its related reasonable out-of-pocket expenses. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the old notes and in handling or forwarding tenders for exchange.
      Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes. If, however, a transfer tax is imposed for any reason other than the exchange of old notes in connection with the exchange offer, then the tendering holder must pay the amount of any transfer taxes due, whether imposed on the registered holder or any other persons. If the tendering holder does not submit satisfactory evidence of payment of these taxes or exemption from them with the letter of transmittal, the amount of these transfer taxes will be billed directly to the tendering holder.
Consequences of Failure to Properly Tender Old Notes in the Exchange
      We will issue the new notes in exchange for old notes under the exchange offer only after timely receipt by the exchange agent of the old notes, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, holders of the old notes desiring to tender old notes in exchange for new notes should allow sufficient time to ensure timely delivery. We are under no duty to give notification of defects or irregularities of tenders of old notes for exchange. Old notes that are not tendered or that are tendered but not accepted by us will, following completion of the exchange offer, continue to be subject to the existing restrictions upon transfer under the Securities Act.
      Participation in the exchange offer is voluntary. In the event the exchange offer is completed, we will not be required to register the remaining old notes. Remaining old notes will continue to be subject to the following restrictions on transfer:

•	holders may resell old notes only if an exemption from registration is available or, outside the U.S., to non-U.S. persons in accordance with the requirements of Regulation S under the Securities Act; and

•	the remaining old notes will bear a legend restricting transfer in the absence of registration or an exemption.
      To the extent that old notes are tendered and accepted in connection with the exchange offer, any trading market for remaining old notes could be adversely affected.

DESCRIPTION OF THE NEW NOTES
General
      The old notes were and the new notes will be issued under an indenture, dated as of July 15, 1989, between us and The Bank of New York, as trustee, as supplemented by the First Supplemental Indenture on May 15, 2003, the Second Supplemental Indenture on September 30, 2005 and the Third Supplemental Indenture on April 20, 2006. The following summary of certain provisions of the new notes and the indenture does not purport to be complete and is subject, and qualified in its entirety by reference to, all of the provisions of the notes and the indenture, including the definitions of terms therein. See “Where You Can Find More Information” for information on how to obtain a copy of the indenture.
      The old notes were and the new notes will be issued in fully registered form in a minimum denomination of $100,000 and integral multiples of $1,000 in excess thereof and will be represented by global notes (as defined below) registered in the name of DTC, as described in “— Book-Entry System” below.
      The notes will be unsecured senior obligations of AIG and will rank equally with all of our other unsecured senior indebtedness.
      The old notes were and the new notes will be issued in one series. The new notes will be identical in all material respects to the old notes, except that the registration rights and the related additional interest provisions and transfer restrictions applicable to the old notes do not apply to the new notes. The new notes and the old notes will constitute a single series for all purposes under the indenture. To the extent any old notes are not exchanged for new notes, those old notes will remain outstanding under the indenture and will rank pari passu with the new notes.
Principal, Maturity and Interest
      The new notes will be issued in an aggregate principal amount of up to $1,000,000,000. We may, without the consent of the holders of the notes, increase the principal amount of such notes in the future on the same terms and conditions (except that the issue price and issue date may vary) and with the same CUSIP numbers, ISIN and common code as the notes being offered by this prospectus.
      The new notes will bear interest at 6.25% per annum and will mature on May 1, 2036. Interest on the new notes will be payable on the notes semiannually in arrears on May 1 and November 1 of each year to holders of record on the immediately preceding April 15 and October 15. Interest on the new notes will be computed on the basis of a 360-day year comprised of twelve 30-day months. On the maturity date of the new notes, holders will be entitled to receive 100% of the principal amount of the new notes plus accrued and unpaid interest, if any. The new notes do not provide for any sinking fund.
      For so long as the new notes are issued in book-entry form, payments of principal and interest will be made in immediately available funds by wire transfer to DTC or its nominee. We may issue definitive notes in the limited circumstances set forth in “— Book-Entry System” below.
Optional Redemption
      We will have the right to redeem the notes, in whole or in part, at any time, at a redemption price equal to the greater of

•	100% of the principal amount of the applicable notes, or

•	as determined by the quotation agent, the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the adjusted treasury rate, plus

•	20 basis points

plus, accrued interest thereon to the date of redemption.
      The definitions of certain terms used in the paragraph above are listed below.
      Adjusted treasury rate means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the comparable treasury issue, assuming a price for the comparable treasury issue (expressed as a percentage of its principal amount) equal to the comparable treasury price for such redemption date.
      Comparable treasury issue means the U.S. Treasury security selected by the quotation agent as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.
      Comparable treasury price means, with respect to any redemption date, the average of the reference treasury dealer quotations for such redemption date.
      Quotation agent means AIG Financial Products Corp.
      Reference treasury dealer means

•	each of J.P. Morgan Securities Inc., Banc of America Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, or its respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. government securities dealer in New York City (a “primary treasury dealer”), we will substitute therefor another primary treasury dealer; and

•	any other primary treasury dealer selected by the quotation agent after consultation with us.
      Reference treasury dealer quotations means with respect to each reference treasury dealer and any redemption date, the average, as determined by the quotation agent, of the bid and asked prices for the comparable treasury issue (expressed in each case as a percentage of its principal amount) quoted in writing to the quotation agent by such reference treasury dealer at 5:00 p.m. on the third business day preceding such redemption date.
      If less than all of the notes are to be redeemed at any time, selection of notes for redemption will be made by the trustee on a pro rata basis, by lot or by such method as the trustee deems fair and appropriate; provided that notes with a principal amount of less than $101,000 will not be redeemed in part.
      We will give to DTC a notice of redemption at least 30 but not more than 60 days before the redemption date. If any notes are to be redeemed in part only, the notice of redemption that relates to such notes will state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note.
      Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption.

Special Situations

Mergers and Similar Events
      We are generally permitted to consolidate or merge with another company or firm. We are also permitted to sell or lease substantially all of our assets to another firm, or to buy or lease substantially all of the assets of another firm. However, we may not take any of these actions unless all the following conditions are met:

•	When we merge out of existence or sell or lease substantially all of our assets, the other firm may not be organized under a foreign country’s laws, that is, it must be a corporation, partnership or trust organized under the laws of a state of the United States or the District of Columbia or under federal law, and it must agree to be legally responsible for the notes;

•	The merger, sale of assets or other transaction must not cause a default on the notes, and we must not already be in default (unless the merger or other transaction would cure the default). For purposes of this no-default test, a default would include an event of default that has occurred and not been cured. A default for this purpose would also include any event that would be an event of default if the requirements for giving us default notice or our default having to exist for a specific period of time were disregarded; and

•	It is possible that the merger, sale of assets or other transaction would cause some of the voting stock of our designated subsidiaries to become subject to a mortgage or other legal mechanism giving lenders preferential rights in that voting stock over the holders of the notes if they are not paid back. We and our designated subsidiaries have promised to limit these preferential rights on the voting stock of our designated subsidiaries, called liens, as discussed below under “Restrictive Covenant — Restriction on Liens.” If a merger or other transaction would create any liens on the voting stock of our designated subsidiaries, we and our designated subsidiaries must comply with that restrictive covenant. We and our designated subsidiaries would do this by following the requirements of the restrictive covenant to grant an equivalent or higher-ranking lien on the voting stock of our designated subsidiaries to the holders of the notes.
      If the conditions described above are satisfied with respect to the notes, we will not need to obtain the approval of the holders of the notes in order to merge or consolidate or to sell our assets. Also, these conditions will apply only if we wish to merge or consolidate with another entity or sell our assets substantially as an entirety to another entity. We will not need to satisfy these conditions if we enter into other types of transactions, including any transaction in which we acquire the stock or assets of another entity, any transaction that involves a change of control but in which we do not merge or consolidate and any transaction in which we sell less than substantially all of our assets.
Modification and Waiver of the Notes
      There are three types of changes we can make to the indenture and the notes.

Changes Requiring Approval of All Holders
      First, the following modifications would require the consent of the holder of each note affected thereby:

•	change the stated maturity of the principal or interest on any note;

•	reduce any amounts due on any note;

•	reduce the amount of principal payable upon acceleration of the maturity of any note following a default;

•	change the place of payment on any note;

•	impair a holder’s right to sue for payment;

•	reduce the percentage of holders of notes whose consent is needed to modify or amend the indenture;

•	reduce the percentage of holders of notes whose consent is needed to waive compliance with certain provisions of the indenture or to waive certain defaults; and

•	modify any other aspect of the provisions dealing with modification and waiver of the indenture.

Changes Requiring a Majority Vote
      The second type of change to the indenture and the notes is the kind that requires a vote in favor by holders of notes owning 66 2/3 % of the principal amount of the notes. Most changes fall into this category, except for clarifying changes and certain other changes that would not adversely affect holders of the notes. The same vote would be required for us to obtain a waiver of all or part of the restrictive covenant described below. We may obtain a waiver of a past default from the holders of notes owning a majority of the principal amount of the notes affected. However, we cannot obtain a waiver of a payment default or any other aspect of the indenture or the notes listed in the first category described above under “—Changes Requiring Approval of All Holders” unless we obtain the individual consent of each holder to the waiver.

Changes Not Requiring Approval
      The third type of change does not require any vote by holders of notes. This type is limited to clarifications and certain other changes that would not adversely affect holders of the notes.

Further Details Concerning Voting
      The notes will not be considered outstanding, and therefore will not be eligible to vote, if we have deposited or set aside in trust for you money for their payment or redemption. The notes will also not be eligible to vote if they have been fully defeased as described below under “Defeasance — Full Defeasance.”
      We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding notes that are entitled to vote or take other action under the indenture. In limited circumstances, the trustee will be entitled to set a record date for action by holders. If we or the trustee set a record date for a vote or other action to be taken by holders of the notes, that vote or action may be taken only by persons who are holders of outstanding notes on the record date and must be taken within 90 days following the record date.
Restrictive Covenant

Restriction on Liens
      Some of the voting stock of certain of our designated subsidiaries may be subject to a mortgage or other legal mechanism that gives lenders preferential rights in that voting stock of our designated subsidiaries over the holders of the notes if they are not paid back. These preferential rights are called liens. We promise that neither we nor our designated subsidiaries will become obligated on any new debt for borrowed money that is secured by a lien on any shares of voting stock of any of our designated subsidiaries, unless the holders of the notes (and, if we elect, any other holders of debt issued by AIG) are granted an equivalent or higher-ranking lien on the same property.

Certain Definitions Relating to the Restriction on Liens
      Following are the meanings of the terms that are important in understanding the restrictive covenant previously described.
      Designated subsidiary means American Home Assurance Company, National Union Fire Insurance Company of Pittsburgh, Pa., and any subsidiary the assets of which, determined as of the last day of the most recent calendar quarter ended at least 30 days prior to the date of determination and in accordance with generally accepted accounting principles as in effect on the last day of that calendar quarter, exceed 20% of our consolidated assets.

      Subsidiary means a corporation, partnership or trust in which we and/or one or more of our other subsidiaries own at least 50% of the voting stock, which is a kind of stock that ordinarily permits its owners to vote for election of directors.
      Our consolidated assets mean our assets and the assets of our consolidated subsidiaries, to be determined as of the last day of the most recent calendar quarter ended at least 30 days prior to the date of the determination and in accordance with generally accepted accounting principles as in effect on the last day of that calendar quarter.
      Except as noted above, the indenture does not restrict our ability to put liens on our interests in subsidiaries other than certain of our designated subsidiaries, nor does the indenture restrict our ability to sell or otherwise dispose of our interests in any of our subsidiaries. In addition, the restriction on liens in the indenture applies only to liens that secure debt for borrowed money. For example, liens imposed by operation of law, such as liens to secure statutory obligations for taxes or workers’ compensation benefits, or liens we create to secure obligations to pay legal judgments or surety bonds, would not be covered by this restriction.
Defeasance

Full Defeasance
      If there is a change in U.S. federal tax law, as described below, we can legally release ourselves from any payment or other obligations on the notes, called full defeasance, if we put in place the following other arrangements for holders to be repaid:

•	We must deposit in trust for the benefit of all holders of the notes a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the notes on their various due dates;

•	There must be a change in current U.S. federal tax law or an IRS ruling that lets us make the above deposit without causing the holders to be taxed on the notes any differently than if we did not make the deposit and just repaid the notes ourselves. Under current federal tax law, the deposit and our legal release from the obligations pursuant to the notes would be treated as though we took back your notes and gave you your share of the cash and notes or bonds deposited in trust. In that event, you could recognize gain or loss on the notes you give back to us; and

•	We must deliver to the trustee a legal opinion of our counsel confirming the tax law change described above.
      If we ever did accomplish full defeasance, as described above, you would have to rely solely on the trust deposit for repayment on the notes. You could not look to us for repayment in the unlikely event of any shortfall.

Covenant Defeasance
      Under current U.S. federal tax law, we can make the same type of deposit as described above and we will be released from the restrictive covenants under the notes. This is called covenant defeasance. In that event, you would lose the protection of these restrictive covenants but would gain the protection of having money and securities set aside in trust to repay the notes. In order to achieve covenant defeasance, we must do the following:

•	We must deposit in trust for the benefit of all holders of the notes a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the notes on their various due dates; and

•	We must deliver to the trustee a legal opinion of our counsel confirming that under current U.S. federal income tax law we may make the above deposit without causing the holders to be taxed on the notes any differently than if we did not make the deposit and just repaid the notes ourselves.

      If we accomplish covenant defeasance in respect of the notes, the following provisions of the indenture and the notes would no longer apply:

•	Our promise not to create liens on the voting stock of our designated subsidiaries described above under “Restrictive Covenant — Restriction on Liens”;

•	The condition regarding the treatment of liens when we merge or engage in similar transactions, as previously described above under “Special Situations — Mergers and Similar Events”; and

•	The events of default relating to breach of covenants and acceleration of maturity, described below under “Events of Default — What Is an Event of Default.”
      If we accomplish covenant defeasance in respect of the notes, you can still look to us for repayment of the notes if there were a shortfall in the trust deposit. In fact, if one of the remaining events of default occurred (such as a bankruptcy) and the notes become immediately due and payable, there may be such a shortfall.
Events of Default
      You will have special rights if an event of default occurs and is not cured, as described later in this subsection.

What Is an Event of Default?
      The term “Event of Default” means, in respect of the notes, any of the following:

•	We do not pay the principal or any premium on any note on its due date.

•	We do not pay interest on any note within 30 days of its due date.

•	We remain in breach of the restrictive covenant described above or any other term of the indenture for 60 days after we receive a notice of default stating we are in breach. The notice must be sent by either the trustee or holders of 25% of the principal amount of notes.

•	If an event of default occurs with respect to a different series of debt securities issued under the indenture and our obligation to repay such other series of debt securities is accelerated, and this repayment obligation remains accelerated for 30 days after we receive a notice of default by the trustee or holders of 10% of the principal amount of the debt securities of that series.

•	We file for bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur with respect to us.

Remedies if an Event of Default Occurs
      If an event of default occurs, the trustee will have special duties. In that situation, the trustee will be obligated to use those of its rights and powers under the indenture, and to use the same degree of care and skill in doing so, that a prudent person would use in that situation in conducting his or her own affairs. If an event of default has occurred and has not been cured with respect to the notes, the trustee or the holders of at least 25% in principal amount of the notes may declare the entire principal amount of all the notes to be due and immediately payable. This is called a declaration of acceleration of maturity. However, a declaration of acceleration of maturity may be cancelled, but only before a judgment or decree based on the acceleration has been obtained, by the holders of at least a majority in principal amount of the notes.
      Except in cases of default, where the trustee has the special duties described above, the trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability called an indemnity. If indemnity reasonably satisfactory to the trustee is provided, the holders of a majority in principal amount of the outstanding notes may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority holders may also direct the trustee in performing any other action under the indenture with respect to the notes.

      Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the notes the following must occur:

•	the registered holder of your note must give the trustee written notice that an event of default has occurred and remains uncured;

•	the holders of 25% in principal amount of all outstanding notes must make a written request that the trustee take action because of the default, and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action; and

•	the trustee must have not taken action for 60 days after receipt of the above notice and offer of indemnity.
      However, you are entitled at any time to bring a lawsuit for the payment of money due on your note on or after its due date.
      We will give to the trustee every year a written statement of certain of our officers certifying that to their knowledge we are in compliance with the indenture and the notes, or else specifying any default.
Concerning the Trustee
      The Bank of New York from time to time provides normal banking services to us and our subsidiaries.
Governing Law
      The indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York.
Book-Entry System
      We will issue the new notes in book-entry form. This means that the new notes will be represented by one or more global notes deposited on behalf of DTC as “depositary” for the notes, and registered in the name of Cede & Co. as DTC’s nominee. DTC will hold the notes as depositary on behalf of other financial institutions that participate in the book-entry system of DTC (the “DTC participants”). These DTC participants, in turn, hold beneficial interests in the notes on behalf of themselves or their customers. Investors will not own notes issued in global form directly. Instead, they will own beneficial interests in a global note through a bank, broker or other financial institution that is itself a DTC participant or holds an interest through a DTC participant.
      An investor will be an indirect holder and must look to its bank or broker for payments on the notes and protection of its legal rights relating to the notes. DTC has advised us that it will take any action permitted to be taken by a holder of new notes only at the direction of one or more DTC participants whose accounts are credited with DTC interests in a global note.
      DTC has advised us that pursuant to procedures established by it (1) upon the issuance by us of the global notes representing the new notes, DTC or its nominee will credit the accounts of participants with the aggregate principal amount of the individual beneficial interest represented by these global notes and (2) ownership of beneficial interests in the new notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC with respect to its participants’ interests, the participants and the indirect participants. The laws of some jurisdictions require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in the global notes is limited to such extent.
      So long as a nominee of DTC is the registered owner of the global notes, such nominee will be considered the sole owner or holder of the global notes for all purposes under the indenture. Except as provided below, owners of beneficial interests in the global notes will not be entitled to have the new notes registered in their names, will not receive or be entitled to receive physical delivery of the new notes in definitive form and will not be considered the owners or holders thereof under the indenture.

      Transfers of interests in a global note will be made by book-entry registration of each transfer within the records of DTC, in accordance with its procedures. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC’s rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System.
      Principal and interest payments on the new notes will be made to DTC by wire transfer of immediately available funds. DTC’s practice is to credit participants’ accounts on the payable date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payment on the payable date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name” and will be the responsibility of such participant and not of DTC or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to DTC is our responsibility, disbursement of such payments to participants is the responsibility of DTC, and disbursement of such payments to the beneficial owners is the responsibility of participants and indirect participants. Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.
      DTC may discontinue providing its services as securities depositary with respect to the notes at any time by giving reasonable notice to us.
      New notes represented by a global note will be exchangeable for note certificates with the same terms in authorized denominations only if:

•	DTC notifies us that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by us within 90 days;

•	we determine not to require all of the notes to be represented by a global note and notify the trustee of our decision; or

•	an Event of Default has occurred with respect to the notes and has not been cured.
      In any such instance, an owner of a beneficial interest in the global notes will be entitled to physical delivery in definitive form of new notes represented by the global notes equal in principal amount to such beneficial interest and to have such notes registered in its name. New notes so issued in definitive form will be issued as registered notes in minimum denominations of $100,000 and integral multiples of $1,000 in excess thereof, unless otherwise specified by us. Our definitive notes can be transferred by presentation for registration to the registrar at its New York offices and must be duly endorsed by the holder or his attorney duly authorized in writing, or accompanied by a written instrument or instruments of transfer in form satisfactory to us or the trustee duly executed by the holder or his attorney duly authorized in writing. We may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any exchange or registration of transfer of definitive notes.
      DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, among participants in deposited securities through electronic book-entry charges to accounts of its participants, thereby eliminating the need for physical movement of securities certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Certain of such participants (or other representatives), together with other entities, own DTC. The rules applicable to DTC and its participants are on file with the SEC.

Global Clearance and Settlement Procedures
      As long as DTC is the depositary for the global notes, you may hold an interest in a global note through any organization that participates, directly or indirectly, in the DTC system. Those organizations include Euroclear Bank S.A./N.V., as operator of the Euroclear system, referred to as Euroclear, and Clearstream Banking, société anonyme, Luxembourg, known as Clearstream, Luxembourg. If you are a participant in either of those systems, you may hold your interest directly in that system. If you are not a participant, you may hold your interest indirectly through organizations that are participants in that system. If you hold your interest indirectly, you should note that DTC, Euroclear and Clearstream, Luxembourg will have no record of you or your relationship with the direct participant in their systems.
      Euroclear and Clearstream, Luxembourg are securities clearance systems in Europe, and they participate indirectly in DTC. Euroclear and Clearstream, Luxembourg will hold interests in the global notes on behalf of the participants in their systems, through securities accounts they maintain in their own names for their customers on their own books or on the books of their depositaries. Those depositaries, in turn, are participants in DTC and hold those interests in securities accounts they maintain in their own names on the books of DTC. Citibank, N.A. acts as depositary for Clearstream, Luxembourg and The Chase Manhattan Bank acts as depositary for Euroclear, Clearstream, Luxembourg and Euroclear clear and settle securities transactions between their participants through electronic, book-entry delivery of securities against payment.
      If you hold an interest in a global note through Clearstream, Luxembourg or Euroclear, that system will credit the payments we make on your note to the account of your Clearstream, Luxembourg or Euroclear participant in accordance with that system’s rules and procedures. The participant’s account will be credited only to the extent that the system’s depositary receives these payments through the DTC system. Payments, notices and other communications or deliveries relating to the notes, if made through Clearstream, Luxembourg or Euroclear, must comply not only with the rules and procedures of those systems, but also with the rules and procedures of DTC, except as described below.
      Trading in the notes between Clearstream, Luxembourg participants or between Euroclear participants will be governed only by the rules and procedures of that system. We understand that, at present, those systems’ rules and procedures applicable to trades in conventional eurobonds will apply to trades in the notes, with settlement in immediately available funds.
      Cross-market transfers of the notes — meaning transfers between investors who hold or will hold their interests through Clearstream, Luxembourg or Euroclear, on the one hand, and investors who hold or will hold their interests through DTC but not through Clearstream, Luxembourg or Euroclear, on the other hand — will be governed by DTC’s rules and procedures in addition to those of Clearstream, Luxembourg or Euroclear. If you hold your note through Clearstream, Luxembourg or Euroclear and you wish to complete a cross-market transfer, you will need to deliver transfer instructions and payment, if applicable, to Clearstream, Luxembourg or Euroclear, through your participant, and that system in turn will need to deliver them to DTC, through that system’s depositary.
      Because of time-zone differences between the United States and Europe, any notes you purchase through Clearstream, Luxembourg or Euroclear in a cross-market transfer will not be credited to your account at your Clearstream, Luxembourg or Euroclear participant until the business day after the DTC settlement date. For the same reason, if you sell the notes through Clearstream, Luxembourg or Euroclear in a cross-market transfer, your cash proceeds will be received by the depositary for that system on the DTC settlement date but will not be credited to your participant’s account until the business day following the DTC settlement date. In this context, “business day” means a business day for Clearstream, Luxembourg or Euroclear.
      The description of the clearing and settlement systems in this section reflects our understanding of the rules and procedures of DTC, Clearstream, Luxembourg and Euroclear as currently in effect. Those systems could change their rules and procedures at any time. We have no control over those systems and we take no responsibility for their activities.

IMPORTANT FEDERAL INCOME TAX CONSIDERATIONS
      The exchange of the old notes for new notes will not be treated as a taxable transaction for U.S. federal income tax purposes. Your basis and holding period in the new notes will equal your basis and holding period in the old notes exchanged for them.
      You should consult your own tax advisors concerning the tax consequences arising under state, local or foreign laws.
PLAN OF DISTRIBUTION
      Each broker-dealer that receives new notes for its own account in connection with the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those new notes. A broker-dealer may use this prospectus, as amended or supplemented from time to time, in connection with resales of new notes received in exchange for old notes where such broker-dealer acquired old notes as a result of market-making activities or other trading activities. We have agreed that for a period of 30 days after the expiration date of the exchange offer, we will make available a prospectus, as amended or supplemented, meeting the requirements of Securities Act to any broker-dealer for use in connection with those resales.
      We will not receive any proceeds from any sale of new notes by broker-dealers. Broker-dealers may sell new notes received by them for their own account pursuant to the exchange offer from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of those methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any new notes.
      Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of new notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.
      For a period of 30 days after the expiration date of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests these documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, other than commission or concessions of any broker or dealers.
VALIDITY OF THE NOTES
      The validity of the new notes will be passed upon by Sullivan & Cromwell LLP, New York, New York. Partners of Sullivan & Cromwell LLP involved in the representation of AIG beneficially own approximately 11,360 shares of AIG common stock.
EXPERTS
      The consolidated financial statements, the financial statement schedules and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K/A for the fiscal year ended December 31, 2005 have been so incorporated in reliance on the report (which contains an adverse opinion on the effectiveness of internal control over financial reporting) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

AMERICAN INTERNATIONAL GROUP, INC.
OFFER TO EXCHANGE UP TO
$1,000,000,000
6.25% NOTES DUE 2036
WHICH HAVE BEEN REGISTERED UNDER THE
SECURITIES ACT OF 1933
FOR
ANY AND ALL OUTSTANDING
6.25% NOTES DUE 2036

PROSPECTUS
July 25, 2006